                                                                  March 10, 2000

Dear Stockholder:

    We cordially invite you to attend the Annual Meeting of Stockholders of Brookline Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, at 10:00 a.m., Eastern Standard Time, on April 20, 2000.

    The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions that stockholders may have. Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

    The business to be conducted at the Annual Meeting consists of the election of four directors to the Board of Directors of the Company. The Board of Directors unanimously recommends a vote in favor of each nominee for director.

    On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

                                          Sincerely,

                                          Richard P. Chapman, Jr.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            BROOKLINE BANCORP, INC.
                             160 WASHINGTON STREET
                         BROOKLINE, MASSACHUSETTS 02445
                                 (617) 730-3500

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

    Notice is hereby given that the Annual Meeting of Brookline Bancorp, Inc. (the "Company") will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 at 10:00 a.m., Eastern Standard Time, on
April 20, 2000.

    A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

    The Annual Meeting is for the purpose of considering and acting upon the election of four Directors to the Board of Directors and such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

    Any action may be taken on the foregoing proposal at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 3, 2000 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

    A list of stockholders entitled to vote at the Annual Meeting will be available at the Company's main office, 160 Washington Street, Brookline, Massachusetts 02445, for the ten days immediately prior to the Annual Meeting. It also will be available for inspection at the meeting itself.

    EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          George C. Caner, Jr.
                                          SECRETARY

March 10, 2000

--------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                            BROOKLINE BANCORP, INC.
                             160 WASHINGTON STREET
                         BROOKLINE, MASSACHUSETTS 02445
                                 (617) 730-3500

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 2000

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brookline Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, on April 20, 2000, at 10:00 a.m., Eastern Standard Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 10, 2000.

                             REVOCATION OF PROXIES

    Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. WHERE NO INSTRUCTIONS ARE INDICATED, VALIDLY EXECUTED PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED IN THIS PROXY STATEMENT.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

    Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

    The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. Proxies also may be solicited personally or by mail, telephone or telegraph by the Company's directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), as of the close of business on March 3, 2000 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 29,641,500 shares issued and 28,149,800 shares outstanding, 15,420,350 of which were held by Brookline Bancorp, M.H.C. (the "Mutual Holding Company"), and 12,729,450 of which were held by stockholders other than the

Mutual Holding Company ("Minority Stockholders"). The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

    Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

    Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company's Board of Directors.

    Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by Directors individually, by executive officers individually, by executive officers and

Directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock.

                                               AMOUNT OF SHARES
                                               OWNED AND NATURE   PERCENT OF SHARES
NAME AND ADDRESS OF                             OF BENEFICIAL      OF COMMON STOCK
BENEFICIAL OWNERS                              OWNERSHIP(1)(4)       OUTSTANDING
-------------------                            ----------------   -----------------
DIRECTORS AND OFFICERS(2):
Oliver F. Ames...............................         53,000              0.2%
Dennis S. Aronowitz..........................         12,983                *
George C. Caner, Jr..........................         19,000                *
David C. Chapin..............................         19,167                *
Richard P. Chapman, Jr.......................        187,282              0.7
William G. Coughlin..........................         54,000              0.2
John L. Hall, II.............................         12,000                *
Charles H. Peck..............................         77,782              0.3
Hollis W. Plimpton, Jr.......................          7,500                *
Edward D. Rowley.............................          9,060                *
Joseph J. Slotnik............................         29,172              0.1
William V. Tripp, III........................         16,893                *
Rosamond B. Vaule............................         32,808              0.1
Peter O. Wilde...............................         13,140                *
Franklin Wyman, Jr...........................         65,000              0.2
Paul R. Bechet...............................         57,597              0.2
Susan M. Ginns...............................         37,570              0.1
                                                  ----------
All Directors and Executive Officers as a            703,954              2.5
  Group (17 persons)(3)......................

PRINCIPAL STOCKHOLDERS:
Brookline Bancorp, M.H.C.(3).................     15,420,350             54.8
160 Washington Street
Brookline, Massachusetts 02445

Brookline Savings Bank.......................        407,218              1.4
Employee Stock Ownership Plan(4)
160 Washington Street
Brookline, Massachusetts 02445

------------------------

*   Less than one-tenth of 1%.

(1) A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2) The mailing address for each person is listed as 160 Washington Street, Brookline, Massachusetts 02445.

(3) The Company's executive officers and directors are also executive officers and trustees of the Mutual Holding Company, except for Ms. Ginns.

(4) Under the Brookline Savings Bank Employee Stock Ownership Plan and Trust (the "ESOP"), shares allocated to participants' accounts are voted in accordance with the participants' directions.

    Unallocated shares held by the ESOP are voted by the trustee of the ESOP in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares. As of the Record Date, 55,382 of Common Stock had been allocated to the accounts of employees under the ESOP. The 407,218 shares set forth in the table reflect unallocated shares only.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Company's Board of Directors currently is composed of 15 members. The Company's bylaws provide that approximately one-third of the Directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Four directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors, Oliver F. Ames, Dennis S. Aronowitz, William G. Coughlin and Joseph
J. Slotnik, all of whom are currently members of the Board of Directors.

    The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

                                                                                            SHARES OF
                                                                                           COMMON STOCK
                                                                                           BENEFICIALLY
       NAMES AND                                               DIRECTOR   CURRENT TERM       OWNED ON      PERCENT
      ADDRESS(1)           AGE           POSITIONS HELD        SINCE(2)     TO EXPIRE     RECORD DATE(3)   OF CLASS
      ----------         --------   ------------------------   --------   -------------   --------------   --------
                                                     NOMINEES

Oliver F. Ames.........     79              Director             1973         2000            53,000           0.2%
Dennis S. Aronowitz....     68              Director             1991         2000            12,983             *
William G. Coughlin....     67              Director             1976         2000            54,000           0.2
Joseph J. Slotnik......     63              Director             1970         2000            29,172           0.1

                                          DIRECTORS CONTINUING IN OFFICE

David C. Chapin........     63              Director             1989         2001            19,167             *
John L. Hall, II.......     60              Director             1983         2001            12,000             *
Charles H. Peck........     59      Executive Vice President     1995         2001            77,782           0.3
Hollis W. Plimpton,
Jr.....................     69              Director             1974         2001             7,500             *
Rosamond B. Vaule......     62              Director             1989         2001            32,808           0.1
Franklin Wyman, Jr.....     78              Director             1974         2001            65,000           0.2
George C. Caner, Jr....     74             Secretary             1966         2002            19,000             *
Richard P. Chapman,                      President and
Jr.....................     65      Chief Executive Officer      1972         2002           187,282           0.7
Edward D. Rowley.......     81              Director             1966         2002             9,060             *
William V. Tripp,
III....................     61              Director             1975         2002            16,893             *
Peter O. Wilde.........     60              Director             1993         2002            13,140             *

------------------------------

 (1) The mailing address for each person listed is 160 Washington Street, Brookline, Massachusetts 02445. Each of the persons listed is also a trustee of Brookline Bancorp, M.H.C., which owns the majority of the Company's issued and outstanding shares of Common Stock.

 (2) Reflects initial appointment to the Board of Trustees of the mutual predecessor, Brookline Savings Bank. With the exception of Messrs. Aronowitz, Caner, Hall, Peck, Plimpton, Rowley and Ms. Vaule, all directors of the Company continue to serve as directors of the Bank.

 (3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."

  * Less than one-tenth of 1%.

    The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

    OLIVER F. AMES has served as a director of the Bank since 1973 and as a member of the Executive Committee (formerly the Board of Investment) of the Bank since 1974. Mr. Ames serves on the board of directors of a number of civic and charitable organizations. From 1962 through 1970, Mr. Ames served as a State Senator.

    DENNIS S. ARONOWITZ has served as a director of the Bank since 1991. In 1996, Mr. Aronowitz, an attorney, retired from Boston University where he served on the faculty of the Law School since 1967 and was Director of the Banking Law Center and Graduate Banking Law programs. He also is a trustee of a number of John Hancock mutual funds.

    GEORGE C. CANER, JR. has served as a director of the Bank since 1966 and also serves as the Clerk of the Bank and Secretary of the Company. Mr. Caner is an attorney at the law firm of Ropes & Gray, where he was a partner from 1965 through 1996. Mr. Caner currently is Of Counsel at the firm.

    DAVID C. CHAPIN has served as a director of the Bank since 1989. Mr. Chapin is President of Cameron Properties, a real estate investment, property appraisal and management company, and has served in that capacity since 1975.

    RICHARD P. CHAPMAN, JR. has served as a director of the Bank since 1972 and also has served as President of the Bank since 1973 and Chief Executive Officer since 1975. He has served as President and Chief Executive Officer of the Company since its organization in 1998. Mr. Chapman is also a trustee of a number of John Hancock mutual funds, Chairman of the Board and a director of Lumber Insurance Cos. and a trustee of Northeastern University.

    WILLIAM G. COUGHLIN has served as a director of the Bank since 1976 and became a member of the Executive Committee in 1997. Mr. Coughlin is a private investor in commercial real estate.

    JOHN L. HALL, II has served as a director of the Bank since 1983. Mr. Hall is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989.

    CHARLES H. PECK has served as a director of the Bank since 1995. Mr. Peck also is an Executive Vice President of the Bank and the Company, and has served as the Senior Loan Officer of the Bank since 1970.

    HOLLIS W. PLIMPTON, JR. has served as a director of the Bank since 1974. Reverend Plimpton is Rector of St. George's Anglican Church.

    EDWARD D. ROWLEY has been a director of the Bank since 1966. Prior to his retirement, Mr. Rowley was associated with a retail merchandising firm and served in an administrative position at the Harvard Business School.

    JOSEPH J. SLOTNIK has served as a director of the Bank since 1970 and a member of the Executive Committee since 1974. Mr. Slotnik is a private investor and previously was managing partner of the Boston office of a brokerage and investment firm.

    WILLIAM V. TRIPP, III has served as a director of the Bank since 1975. Mr. Tripp is an attorney and partner at Holland and Knight, LLP, and has been with that firm since 1968.

    ROSAMOND B. VAULE has served as a director of the Bank since 1989.
Ms. Vaule is active in volunteer work for various educational and charitable organizations.

    PETER O. WILDE has served as a director of the Bank since 1993. In 1997, Mr. Wilde became Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company. Previously, he was Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company, and served in that position since 1991.

    FRANKLIN WYMAN, JR. has served as a director of the Bank since 1974 and became a member of the Executive Committee in 1979. Mr. Wyman is Chairman and Treasurer of O'Conor, Wright, Wyman, Inc., a consulting firm providing advisory services in mergers and acquisitions, where he has been since 1984. He is also a director of Unitil Corporation, an electric utility company in New Hampshire, and a director of Fitchburg Gas & Electric Company.

    EXECUTIVE OFFICERS OF THE COMPANY WHO ARE NOT DIRECTORS

    PAUL R. BECHET is Senior Vice President and Chief Financial Officer of the Bank, a position he has held since June 1997. He also serves as Senior Vice President and Chief Financial Officer of the Company. Mr. Bechet is a certified public accountant who, prior to joining the Bank, was a partner at KPMG Peat Marwick LLP since 1972. His primary areas of responsibility include financial reporting and risk management.

    SUSAN M. GINNS is Senior Vice President and Treasurer of the Bank, a position she has held since 1987. She also serves as Senior Vice President and Treasurer of the Company. Her primary areas of responsibility include retail banking, marketing and personnel.

OWNERSHIP REPORTS BY OFFICERS AND DIRECTORS

    The Common Stock of the Company is registered with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. All of the Company's officers and directors filed these reports on a timely basis.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees. The Board of the Company has the following committees: Audit Committee, CRA Committee, Bond and Salary Committee, Executive Committee and Nominating Committee. The Board of the Bank has the following committees: Audit Committee, Bond and Salary Committee, Executive Committee, Loan Committee, Nominating Committee and Watch Committee.

    During the year ended December 31, 1999, the Board of Directors of the Company held five meetings and the Board of Directors of the Bank held 13 meetings. During the year ended December 31, 1999, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

    The Audit Committees of the Company and the Bank consist of directors Chapin, Tripp and Wilde. The committees met quarterly to review the contents of and conclusions in audit reports prepared by the internal auditor and the Company's independent auditors, to review and approve the annual engagement of the Company's independent auditors, the Company's audit policy, the internal audit function and the plan of audit coverage, and to review with management the Company's financial statements and internal controls.

    The CRA Committee consists of directors Ames, Aronowitz and Vaule. The Committee met quarterly to review the status of the Bank's CRA program and any reports issued by regulators resulting from their examination of the Bank's compliance with CRA regulations.

    The Bond and Salary Committee of the Company and the Bank consists of directors Ames, Slotnik, Tripp and Wyman. The Committee met three times during the year ended December 31, 1999 to review executive compensation and the Company's blanket bond and directors' and officers' insurance coverage. It recommends the compensation to be paid to the Company's three highest paid officers, establishes the parameters that must be met for bonuses to be paid to selected officers and approves the actual amounts of bonuses paid.

    The Nominating Committee of the Company and the Bank consists of directors Coughlin, Wilde and Wyman. The Committee meets as needed to identify, evaluate and recommend to the Board of Directors potential candidates for election as directors and appointments to the Board's committees. It also reviews officer candidates and recommends to the Board of Directors their election to office. The Committee met once during the year ended December 31, 1999.

    The Executive Committee consists of directors Ames, Chapman, Coughlin, Slotnik and Wyman. The Committee met 12 times during the year ended
December 31, 1999 to exercise general control and supervision of all matters pertaining to the interests of the Company and the Bank, subject at all times to the direction of the Board of Directors.

    The Loan Committee consists of directors Chapman, Coughlin and Wyman. The Committee generally meets weekly to review and approve all loan requests over $500,000.

    The Watch Committee consists of directors Chapman and Slotnik. The Committee met quarterly to review the status of the loan portfolio and OREO properties, the classification of loans and the adequacy of the allowance for losses on loans and OREO.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The full Board of Directors of the Company approves the salaries to be paid each year to the three highest paid officers of the Company, based on the recommendations of the Bond and Salary Committee. Richard P. Chapman, Jr. and Charles H. Peck are directors of the Company in addition to being the President and Chief Executive Officer and Executive Vice President, respectively, of the Company and of the Bank. Messrs. Chapman and Peck do not participate in the Board of Directors' determination of compensation for their respective offices.

REPORT OF THE BOND AND SALARY COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    Under rules established by the SEC, the Company is required to provide certain data and information regarding compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Bond and Salary Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement.

    The Committee annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the level of bonus, if any, to be awarded. In determining whether the employment agreements of the Chief Executive Officer and other executive officers should be extended, the Committee took into account the individual performance of each executive officer and the performance of the Company under the direction of the executive officers. Other factors considered by the Committee in 1999 included each executive officer's general managerial oversight of the Company, the quality of communications with the Board of Directors, and the Company's record of compliance with regulatory requirements.

    While the Committee does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer and other executive officers, and while it weighs a variety of different factors in its deliberations, it has emphasized and expects to continue to emphasize the profitability and scope of the Company's operations, the experience, expertise and management skills of the executive officers and their roles in the future success of the Company, as well as compensation surveys prepared by banking associations and professional firms to determine compensation paid to executives performing similar duties for similarly-sized financial institutions in the New England and Mid-Atlantic Regions. While each of the quantitative and non-quantitative factors described above was considered by the Committee, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer and other executive officers. Rather, all factors were considered.

    The amount of bonus payments to an executive officer is based on the performance of the Company as measured against certain quantitative thresholds. Specifically, bonus payments are based on the Company's level of net operating income, net interest margin, non-performing assets and operating expenses. The performance thresholds for bonus payments have been established by the full Board of Directors. In 1999, the Committee did not recommend any changes to the bonus payments derived from the application of the foregoing quantitative criteria.

    With respect to Richard P. Chapman, Jr., the Chief Executive Officer, the Committee recommended to the full Board of Directors a $20,000 increase in base salary to $385,000 in 1999. Mr. Chapman's annual bonus was increased by $6,000 to $115,500 for 1999.

    This report has been provided by the Bond and Salary Committee:

Oliver F. Ames             Joseph J. Slotnik
William V. Tripp, III      Franklin Wyman, Jr.

DIRECTORS' COMPENSATION

    Executive officers of the Company and the Bank receive no fees for service on the Board of Directors of the Company and the Bank or on any committees of the Boards. Directors of the Company receive an annual retainer of $1,000 and directors of the Bank (comprised of seven outside directors of the Company and Mr. Chapman) receive an annual retainer of $5,000. Directors of the Company receive fees of $750 for each meeting attended except for the Secretary of the Company who receives $900 for each meeting. No additional fees are paid to directors who also attend meetings of the Bank held on the same day as meetings of the Company. When Board meetings are held concurrently with meetings of the Board of Trustees of Brookline Bancorp, M.H.C., meeting fees are partially assumed by Brookline Bancorp, M.H.C.

    Members of the Audit Committee and the CRA Committee receive fees of $750 for each meeting attended. The chairman of the Audit Committee receives an additional annual retainer of $2,000. Members of the Executive Committee of the Bank receive an annual retainer of $5,000 plus fees of $750 for each meeting attended. The Vice Chairman of the Committee receives an additional retainer of $4,000. Members of the Loan Committee of the Bank receive an annual retainer of $18,000. The outside director on the Watch Committee receives an annual retainer of $5,000 and an additional $2,000 for serving as Chairman of the Committee.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid and bonuses accrued as well as certain other compensation paid or accrued for services rendered in all capacities during the year ended

December 31, 1999 to the Chief Executive Officer of the Company and the three other executive officers of the Company who received total annual compensation in excess of $100,000 ("Named Executive Officers").

                                                                                   LONG-TERM COMPENSATION
                                                                              --------------------------------
                                                ANNUAL COMPENSATION                  AWARDS            PAYOUT
                               YEAR     -----------------------------------   ---------------------   --------
                              ENDED                           OTHER ANNUAL    RESTRICTED   OPTIONS/
                              12/31                           COMPENSATION      STOCK        SARS       LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION    (1)       SALARY     BONUS        (2)(3)       AWARDS(4)      (#)      PAYOUTS    COMPENSATION(5)
---------------------------  --------   --------   --------   -------------   ----------   --------   --------   ----------------
Richard P. Chapman, Jr. ...    1999     $385,000   $115,500      $15,001      $1,340,750   300,000        --         $22,385
  President and Chief          1998      365,000    109,500       17,178              --        --        --          14,544
  Executive Officer

Charles H. Peck............    1999      185,000     46,250       10,869         670,375   175,000        --          22,385
  Executive Vice President     1998      175,000     43,750       11,762              --        --        --          14,544

Paul R. Bechet.............    1999      135,000     33,750        8,931         243,281   100,000        --          21,718
  Senior Vice President and    1998      127,500     31,875        7,459              --        --        --              --
  Chief Financial Officer

Susan M. Ginns.............    1999      126,000     31,500        8,852         405,469    75,000        --          20,942
  Senior Vice President and    1998      120,000     30,000        9,184              --        --        --          13,649
  Treasurer

------------------------

(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, summary compensation information is excluded for the year ended December 31, 1997, as the Company was not a public company during such period.

(2) The Company also provides certain members of senior management with the use of an automobile, club membership dues and certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.

(3) Includes premium paid for group term life insurance and medical and dental insurance coverage.

(4) Includes stock awards of 124,000, 62,000, 22,500 and 37,500 shares granted to Messrs. Chapman, Peck and Bechet and Ms. Ginns, respectively, under the Company's 1999 Recognition and Retention Plan. The awards to
    Messrs. Chapman and Peck and Ms. Ginns vest in two equal installments on October 19, 1999 and October 19, 2000. The award to Mr. Bechet vests in eight equal annual installments commencing on April 19, 2000. The officers receive all dividends paid on shares awarded to them. All awards vest immediately upon termination of employment due to death, disability, normal retirement or following a change in control. The dollar amounts set forth in the table represent the market value of the shares awarded on the date of the awards. As of December 31, 1999, the market value of the shares awarded to Messrs. Chapman, Peck and Bechet and Ms. Ginns was $1,209,000, $604,500, $219,375 and $365,625, respectively.

(5) Represents the market value of shares allocated to officers' accounts pursuant to the Employee Stock Ownership Plan as of the allocation dates.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    EMPLOYMENT AGREEMENTS. The Bank has entered into substantially identical employment agreements with Messrs. Chapman and Peck. Each of the agreements has a term of 36 months. On each anniversary date, the agreement may be extended for an additional twelve months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. Under the agreements, the current Base Salaries for Messrs. Chapman and Peck are $400,000 and $192,500, respectively. The Base Salary may be increased but not decreased. In addition to the Base Salary, the agreement provides for, among other things, participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank (such resignation to occur within the period or periods set forth in the employment agreement) upon (i) failure to re-elect the executive to his current offices,
(ii) a
material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles,
(iii) liquidation or dissolution of the Bank, (iv) a breach of the agreement by the Bank, or (v) following a change in control of the Bank or the Company, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times the Base Salary and the highest bonus paid during any of the last three years. Messrs. Chapman and Peck would receive an aggregate of $2.2 million pursuant to their employment agreements upon a change in control of the Bank or the Company, based upon current levels of compensation. The Bank also would continue the executive's life, health, dental and disability coverage for 36 months from the date of termination. In the event the payments to the executive include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

    Under the agreement, the executive's employment may be terminated upon his retirement in accordance with any retirement policy established on behalf of the executive and with his consent. Upon the executive's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank. In the event of the executive's disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay him his Base Salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of the executive's death, the Bank will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental and other benefits to his family for one year. The employment agreement provides that, following his termination of employment, the executive will not compete with the Bank for a period of one year.

    SEVERANCE AGREEMENTS. The Bank has entered into severance agreements (the "Severance Agreements") with seven other officers of the Bank, including
Mr. Bechet and Ms. Ginns, which provide certain benefits in the event of a change in control of the Bank or the Company. Each of the Severance Agreements provides for a term of 36 months. Commencing on each anniversary date, the Board of Directors may extend any Severance Agreement for an additional year. The Severance Agreements enable the Bank to offer to designated officers certain protections against termination without cause in the event of a "change in control." For these purposes, a "change in control" is defined generally to mean: (i) consummation of a plan of reorganization, merger or sale of substantially all of the assets of the Bank or the Company where the Bank or the Company is not the surviving entity; (ii) changes to the Board of Directors of the Bank or the Company whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions;
(iii) a change in "control" as defined by the BHCA, in effect on the date of the Severance Agreement; (iv) a transaction or occurrence whereby any person becomes the beneficial owner of 25% or more of the voting securities of the Company; and
(v) a tender offer is made for 25% or more of the voting securities of the Company and 25% or more of the stockholders have tendered their shares. These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Bank may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Although the Severance Agreements may have the effect of making a takeover more expensive to an acquiror, the Bank believes that the benefits of enhancing the Bank's ability to attract and retain qualified management persons by offering the Severance Agreements outweighs any disadvantage of such agreements.

    Following a change in control of the Company or the Bank, an officer is entitled to a payment under the Severance Agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer who is a party to a Severance Agreement is entitled to receive payments pursuant to the Severance Agreement, he will receive a cash payment up to a maximum of one times the average of the three preceding years' annual base salary and bonuses.
Mr. Bechet and Ms. Ginns would receive an aggregate of $311,875 and the remaining officers would receive an aggregate of $452,747, pursuant to their severance agreements upon a change in control of the Bank or the Company. In addition to the severance payment, each covered officer is entitled to receive life, health, dental and disability coverage for a period of up to 12 months from the date of termination. Notwithstanding any provision to the contrary in the Severance Agreement, payments under the Severance Agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

COMPENSATION OF OFFICERS AND DIRECTORS THROUGH BENEFIT PLANS

    The Bank's current tax-qualified employee pension benefit plans consist of a defined benefit pension plan and a profit sharing plan with a salary deferral feature under section 401(k) of the Code.

    MEDICAL, DENTAL, LIFE AND OTHER SIMILAR EMPLOYEE BENEFIT PLANS. The Bank provides eligible employees (i.e., generally full-time employees and employees who work more than 17 1/2 hours per week) with group life (after three months of employment), accidental death and dismemberment, and long term disability coverage. For its eligible employees, the Bank pays 80% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental coverage. The Bank pays 100% of the monthly premiums for group life insurance coverage after the employee has completed one year of service. The Bank also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis and a medical expense reimbursement plan under which employees can defer their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise.

    DEFINED BENEFIT PENSION PLAN. The Bank maintains the Savings Banks Employees Retirement Association Pension Plan, which is a qualified, tax-exempt defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    At the normal retirement age of 65, the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 100% of that paid during the participant's lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. The retirement benefit provided is an amount equal to 1.25% of a participant's average compensation based on the average of the three consecutive years providing the highest average multiplied by the participant's years of service (up to a maximum of 25 years) plus .6% of such average compensation in excess of covered compensation multiplied by the participant's total number of years of service (up to a maximum of 25 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at age 62, at or after age 55 and the completion of ten years of service with the Bank, or at age 50 and the completion of 15 years of service. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit commencing, generally, on such participant's normal retirement date. Benefits under the Retirement Plan are payable in various annuity forms as well as in the form of a single lump sum payment. As of October 31, 1999, the most recent date for which information is available, the market value of the Retirement Plan assets equaled $6.8 million. No contribution was made to the Retirement Plan for the plan year ended
October 31, 1999.

    The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1999, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

                                                        YEARS OF SERVICE AND
                                                    BENEFIT PAYABLE AT RETIREMENT
                                            ---------------------------------------------
                                                                               25 YEARS
FINAL AVERAGE COMPENSATION                     10         15         20      AND AFTER(2)
--------------------------                  --------   --------   --------   ------------
$ 50,000.................................   $ 7,266    $10,899    $14,532      $18,165
 100,000.................................    16,516     24,774     33,032       41,290
 150,000.................................    25,766     38,649     51,532       64,415
 160,000(1)..............................    27,616     41,424     55,232       69,040

------------------------

(1) Under present law, a retirement benefit cannot be funded based on compensation in excess of $160,000. Prior to 1994, retirement benefits could be funded based on compensation of up to $235,840. If a participant had accrued a larger retirement benefit based on the law before 1994, the participant would be entitled to the larger benefit.

(2) Benefits under the Retirement Plan are calculated based on a participant's average compensation over a three year period and years of service, up to 25 years. Benefits do not increase due to years of service in excess of 25.

    At December 31, 1999 the approximate years of service for the named executive officers were as follows:

                                                        YEARS OF SERVICE
                                                        ----------------
Richard P. Chapman, Jr. ..............................         28
Charles H. Peck.......................................         34
Susan M. Ginns........................................         24

    SUPPLEMENTAL RETIREMENT INCOME AGREEMENT. The Bank has entered into non-qualified supplemental retirement income agreements ("SRIA") for the benefit of Mr. Richard P. Chapman, Mr. Charles H. Peck and Ms. Susan M. Ginns. The SRIA for Mr. Chapman and Mr. Peck provide them with benefits generally equal to 70% of their average compensation for the three calendar years with the highest rate of compensation in the ten calendar year period prior to retirement, reduced by any distribution they are entitled to receive from the Bank's pension plan and one-half of any Social Security benefits. The SRIA for the benefit of Ms. Ginns provides for a benefit at normal retirement equal to $3,000 per month.

    Retirement benefits under the SRIA are generally payable as a monthly benefit or, at the election of the Bank, as a lump sum benefit. The monthly benefits are payable on early or normal retirement or disability and continue until the later of the executive's death or 15 years from the executive's retirement (20 years in the case of Mr. Chapman). Monthly benefits are provided for designated beneficiaries of participants who do not survive until retirement commencing on the date of death and ending on the earlier of (1) the date the executive would have attained his standard life expectancy or (2) 15 years from the date of death (20 years in the case of the death of Mr. Chapman). Under the SRIAs for Messrs. Chapman and Peck, in the case of a change in control, the executive (or in the event of the executive's death, his beneficiary) is irrevocably entitled to elect a lump sum benefit equal to the actuarial equivalent of the monthly benefit to which the executive is entitled at such time. The SRIA is considered an unfunded plan for tax and ERISA purposes. For the year ended December 31, 1999, the Bank contributed under the SRIA $315,455, $89,389 and $14,214 to Mr. Chapman, Mr. Peck and Ms. Ginns, respectively. All obligations under the SRIA are payable from the general assets of the Bank.

    401(K) PLAN. The Bank maintains the Savings Banks Employees Retirement Association 401(k) Plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 21 and have worked at least 1,000 hours are eligible to participate.

    Under the 401(k) Plan, participants are permitted to make salary reduction contributions equal to the lesser of 15% of compensation or $10,500 (as indexed annually). For these purposes, "compensation" includes wages reported on federal income tax form W-2, but does not include compensation in excess of the Code
Section 401(a)(17) limits (i.e., $160,000). All employee contributions and earnings thereon are fully and immediately vested. A participant may withdraw salary reduction contributions in the event the participant suffers a financial hardship. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

    Plan benefits will be paid to each participant in the form of a life annuity (or joint and survivor annuity if married) upon retirement or death unless an alternate form of distribution (lump sum or equal payments over a fixed period) is selected. If a participant terminates employment prior to retirement, his vested benefit will be held by the 401(k) Plan until the participant elects to receive his benefit from the plan. If a participant (and the participant's spouse, if married) elects to receive benefits after termination of employment prior to normal or early retirement age, benefits will be paid in a lump sum. Normal retirement age under the plan is age 65. Early retirement age is the earliest of age 62, age 55 with ten years of service, or the date on which a claim for Social Security disability income benefits is approved.

    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Bank has implemented an Employee Stock Ownership Plan (the "ESOP"). The first plan year for the ESOP ended October 31, 1998. In 1999, the plan year was changed to December 31 and, as a result, shares were released to employees as of October 31 and December 31, 1999. Employees with at least one year of employment with the Bank and who have attained age 21 are eligible to participate. The ESOP has borrowed funds from the Company and used those funds to purchase shares of the Common Stock of the Company. Collateral for the loan is the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's contributions to the ESOP over a maximum of 30 years. The interest rate for the loan is fixed at 8.50%. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

    Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. For the plan years ended October 31, 1999 and December 31, 1999, 31,106 and 8,349 shares, respectively, were released from the suspense account and allocated to employees. Participants in the ESOP receive credit for each year of service with the Bank prior to the effective date of the ESOP (up to a maximum of three years). Benefits generally vest over a seven year period. Benefits generally vest at the rate of 20% per year beginning in the third year of service until a participant is 100% vested after seven years or upon normal retirement (as defined in the ESOP), disability or death of the participant or a change in control (as defined in the ESOP). A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service will forfeit the nonvested portion of his benefits under the ESOP. Benefits will be payable in the form of Common Stock and cash upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits and, therefore, benefits payable under the ESOP cannot be estimated. The Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

    The Bank's Board of Directors administers the ESOP. The Bank has appointed an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons. The balance of loans outstanding to directors, executive officers and their related interests amounted to $6.4 million at December 31, 1999.

                             STOCKHOLDER PROPOSALS

    In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 160 Washington Street, Brookline, Massachusetts 02445, no later than November 11, 2000. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

    The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment. The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

    The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

    The date on which the Annual Meeting of Stockholders is expected to be held is April 19, 2001. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2001 Annual Meeting of Stockholders must be given to the Company no later than January 19, 2001.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO PAUL R. BECHET, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BROOKLINE BANCORP, INC., 160 WASHINGTON STREET, BROOKLINE, MASSACHUSETTS 02445, OR CALL AT 617-730-3500.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          George C. Caner, Jr.
                                          CORPORATE SECRETARY

Brookline, Massachusetts
March 10, 2000

                                REVOCABLE PROXY

                            BROOKLINE BANCORP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 2000

    The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 on April 20, 2000, at 10:00 a.m. Eastern Standard Time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                                                           VOTE
                                                                            FOR          WITHHELD
                                                                        ------------   ------------
                                                                         (EXCEPT AS
                                                                         MARKED TO
                                                                        THE CONTRARY
                                                                           BELOW)
1.  The election as Directors of all nominees listed below
   each to serve for a three-year term                                     / /            / /

            Oliver F. Ames
            Dennis S. Aronowitz
            William G. Coughlin
            Joseph J. Slotnik

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

----------------------------------------

----------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 10, 2000 and audited financial statements.

Dated:                                               / / Check Box if You Plan
                                                       to Attend Annual Meeting

----------------------------------------             ----------------------------------------
PRINT NAME OF Stockholder                            PRINT NAME OF Stockholder

----------------------------------------             ----------------------------------------
SIGNATURE OF Stockholder                             SIGNATURE OF Stockholder

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

           PLEASE COMPLETE AND DATE THIS PROXY AND RETURN IT PROMPTLY
                   IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.